Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides Additional Information Regarding

Acquired Diabetes Royalty Rights

INCLINE VILLAGE, NV, November 6, 2015 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) issued financial results for the third quarter on Wednesday, November 4, 2015 and has subsequently received numerous inquiries on its reported royalties from royalty rights it acquired from Depomed, Inc. (Depomed). Specifically, the nature of the questions were about royalties for Glumetza® (metformin HCL extended-release tablets), which is currently marketed and sold by Valeant Pharmaceuticals International, Inc. (Valeant).

Background

When PDL acquired the Depomed royalty rights in October 2013, Glumetza was sold and marketed by Santarus, Inc. (Santarus). In January 2014, Salix Pharmaceuticals, Inc. (Salix) acquired Santarus and assumed responsibility for commercializing Glumetza. Salix then was acquired by Valeant in early April 2015. As part of its acquisition, Valeant assumed the commercialization agreement between Santarus and Depomed dated August 22, 2011. This agreement was publicly filed by Depomed and Santarus.

Required Reporting and Payments

Valeant is required to provide a detailed report regarding sales of Glumetza and make royalty payments on a monthly basis in accordance with the commercialization agreement.

As part of PDL’s acquisition of Depomed’s royalty rights, Depomed formed a wholly owned subsidiary (Depo DR Sub, LLC), a special purpose entity, to which Depomed's rights to royalty and milestone payments under the license agreements were assigned. The entity forwards the payments to PDL on a weekly basis. As a result of this arrangement, PDL has weekly visibility into the Depomed royalties that have been paid and is in constant communication with Depomed on all of the royalties due under the agreement, including Glumetza.

Under PDL’s agreement with Depomed, any communication with royalty payors is made on PDL’s behalf by Depomed. When PDL did not receive reports and payments for July and August 2015 for Glumetza, Depomed contacted Valeant to request the contractually required reports and to inquire when payment would be made. Depomed did not receive a response from Valeant until late October when it received notification that $18.9 million in cash payments had been made to the Depomed account which would then be sent to PDL. Around that time, Depomed and PDL received monthly reports for July, August and September. The reports detailed $18.9 million in royalties due for July and August, but also included a report with $2.0 million negative royalties due for September. For this reason, PDL reported on its earnings conference call both cash received ($18.9 million) and net reported royalties ($16.9 million).

PDL Accounting

Since PDL elected the fair value option to account for the Depomed royalty assets, and as a result of the delay in payments and reporting, the Glumetza royalty cash flows received were included in the fourth quarter cash flow projections and no cash payments were recorded in the third quarter. PDL’s reporting of the cash received was meant to alert the company’s investors that payments had been received, albeit late. PDL has received no communication from Valeant or Depomed as to why payments and reporting were late and is working with Depomed to resolve this issue with Valeant going forward.

Salix Inventory Issues

Prior to Valeant’s acquisition of Salix, Salix made a number of disclosures relating to an excess of supply at the distribution level of Glumetza and other drugs that it commercialized. This excess supply eliminated the payment of Glumetza royalties to PDL in the first half of this year, and PDL determined it was important to report that it had begun receiving royalties on Glumetza again.

Glumetza Price Increases

In June of 2015, Valeant implemented a price increase on Glumetza, and subsequently increased the price of Glumetza again in July 2015. As of September 30, 2015, PDL has not revised expectations as to any impact, if any, the acquisition or price increase will have on future cash flows from Glumetza. PDL will monitor whether the acquisition or price increases by Valeant have any effect on sales of Glumetza and thus royalties paid to PDL. Accordingly, timely reporting of Glumetza royalties is important to PDL.

Audit Rights

Under its agreement with Depomed, PDL has the right to cause Depomed to initiate an inspection of the books and records of Valeant in accordance with the terms of the commercialization agreement and, subject to the confidentiality obligations of Depomed in the commercialization agreement, obtain the results of such inspection. PDL further has the right cause Depomed to take such actions as may be necessary to cure any discrepancy which is identified in the audit. In this case, PDL expects to work with Depomed to exercise its rights to audit Glumetza sales and royalties paid to PDL for accuracy while also insuring that future royalties and reporting are in accordance with the commercialization agreement. In light of the sales and marketing of Glumetza having twice changed hands since PDL acquired the royalty assets in October of 2013, the untimely reporting by Valeant, Salix’s issues with excess supply sold to distributors, and the changes in gross-to-net revenue reporting as a result of price increases of Glumetza, PDL believes it is in its best interest to exercise its audit rights. PDL expects to begin this process by year end 2015.

About PDL BioPharma

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has committed over $1 billion and funded approximately $919 million in these investments to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring new income generating assets, the management of its intellectual property and income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward Looking Statements

This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding forecasted revenues or expectation of payments in respect of acquired assets (including royalties), the exercising of its rights with respect to investments or financial or operational performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of PDL and its market, particularly those discussed in the risk factors and cautionary statements in filings made by PDL with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and PDL does not assume any responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #